Exhibit 99.1

US SHIPPING PARTNERS LP FOURTH QUARTER 2006 EARNINGS CALL February 6, 2007

CALL PARTICIPANTS

•	Paul Gridley	US Shipping Partners LP
CEO

•	Joe Gehegan	US Shipping Partners LP
President and COO

•	Al Bergeron	US Shipping Partners LP
CFO

•	John Parker	Jefferies and Company
Analyst

•	Tom McKay	Simplon Partners
Analyst

•	Todd Morgan	CIBC World Markets
Analyst

•	Ted Gardner	Raymond James
Analyst

•	John Tysseland	Citigroup
Analyst

•	Carlos Matta	Chamco
Analyst

•	Chris Gault	Lehman Brothers
Analyst

PRESENTATION

Operator: Good day ladies and gentleman, and welcome to the Q4 2006 US Shipping Partners LP earnings conference call.

[Operator instructions].

I would now like to turn the presentation to your host for today’s call, Paul Gridley, Chairman and CEO. Sir, over to you.

Paul Gridley: Thank you very much, and good afternoon everyone. I’d like to welcome you to our fourth quarter 2006 earnings conference call. We appreciate you joining us today. I’m Paul Gridley, Chairman and CEO of US Shipping Partners LP and I have with me Joe Gehegan, our President and COO and Al Bergeron, our Vice President and Chief Financial Officer. Following comments by Joe, Al and I, we will be available for questions.

Before I give my remarks allow me to read the following Safe Harbor statement. Today’s conference call contains forward looking statements which include any statements that are not historical fact.  These statements involve risks and uncertainties, including but not limited to, insufficient cash from operations, a decline in demand, competition in the industry, adverse developments in the marine transportation business, OPA 90 phase-out requirements, delays or cost overruns in our vessel new building program and other factors detailed in our annual report on Form 10-K and other reports filed with the Securities and Exchange Commission.

If one or more of these risks or uncertainties materialize, or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, except as required by law.

If you have not received the press release issued this morning, you may find it on our website; www.usslp.com.

Our financial results for the fourth quarter of 2006 were in line with our expectations. Al Bergeron, our CFO, will discuss our financial results later in this conference call.  I’d like to highlight some key activities and accomplishments during the quarter.

First of all, the Partnership secured a long term charter for the second Articulated Tug Barge, or ATB, to be constructed by Manitowoc Marine Group for the barge component, and Eastern Shipbuilding Inc. for the tug component and due for delivery in 2008 --August of 2008.  This charter is with a major oil company, and represents another vote of confidence by the marketplace in the special capabilities and competitive features of the USS ATB design.

Second, USS secured a long-term charter for the first of its series of new double-hulled product tankers to be built at the NASSCO shipyard in San Diego. This charter which we secured is from BP, an important current customer of the partnership, and a major international oil company. We are currently in active discussions with several perspective customers for these product tankers, and are very encouraged about their potential in the Jones Act tanker market as economically less competitive tonnage is replaced, and increasingly stringent vetting standards are implemented.

Thirdly, we are in the final stages of completing planning and technical design work to retrofit our ITBs. Our preliminary conversations with current and potential charterers and our market intelligence indicate that there will be a demand for these vessels.

Since they are already double-bottomed, they can be made fully complaint with OPA 90 by retrofitting the double-side into the vessel. Following the retrofit, we expect the ITBs to have a remaining barrel carrying capacity that will be fully competitive with similar or comparable vessels. As well, our ITBs have the unique safety feature of having redundant twin engines and steering systems. We will continue to update you on this project throughout the year.

Finally, we successfully launched the tug portion of the Articulated Tug Barge, or ATB unit, which we expect to deliver this spring. The tug will have its final outfitting and commissioning work done in Rhode Island and will then sail to Baltimore to join up with the barge that is under construction there. Management believes that we’re presently on-schedule to deliver this unit on April 30th of this year. Following delivery, the vessel is already fully covered by long-term contracts in our coastwise chemical trade.

I’ll now turn the call over to our President and COO, Joe Gehegan, who will discuss the operational performance and results of our partnership during the fourth quarter.  Joe?

Joe Gehegan: Thank you, Paul, and good afternoon everyone. First, let me provide further details about the first ATB under construction. As Paul mentioned earlier, we are pleased to report that we launched the tug portion of this vessel this past Saturday, and expect to join this tug and barge in April.

We estimate the cost of this ATB will be approximately $74 to $75 million, excluding capitalized interest and credits and other legal claims of approximately $3 million that we believe are recoverable. The increase in gross cost and possible credits and legal claims is due principally to additional costs incurred to launch the tug.

Now, I’d like to focus on our operational results for the past quarter. Our fleet was 89% utilized, compared to 85% utilized during the comparable quarter last year. For the year, it was 93% utilized, compared to 95% utilized during 2005. Both the quarter and the year were in line with our expectations based on the successful completion of four required regulatory drydocks, which resulted in 219 out-of-service days for the past year, as opposed to 132 days for all of 2005.

2006 has been our most extensive dry dock year since going public in November 2004 and can be summarized as follows. The Charleston, 58 days out of service at a cost of $5.2 million. The Groton, 63 days out of service, a cost of  $5.2 million  The Chemical Pioneer, 39 days out of service, a cost of $5.5 million  And the Mobile, 59 days out of service, at a cost of $5.1 million.

The only significant variation from the budget for these drydockings was the Chemical Pioneer cost. The final amount came in $1.4 million more than our previous estimate due to additional coating and piping modifications we carried out in order to carry additional specialty products.

While TCE rates were relatively flat during the current quarter compared to the fourth quarter of last year, our TCE rate for the year increased in 2006 to $37,900 from $37,600 in 2005 due to the overall market dynamics. Our partnership benefited from having two vessels trade in the spot market for a significant portion of the year. That market was strong due to a reduction of capacity in the marketplace as three other Jones Act vessels were taken out of service during 2006, coupled with more stringent vetting standards for major oil companies.

Additionally, a lack of shipyard capacity in the United States, combined with a continuing labor shortage has necessitated drydocking Jones Act tankers in foreign shipyards. These market conditions have caused a further tightening of supply in the market due to both extended drydock periods in US shipyards and diversion of some US vessels to foreign shipyards.

As Paul indicated, we are waiting final approval of our ITB retrofit technical design. Once the design approved, we will submit the plans to shipyards for bids. It is our current intention to issue the RFP to various shipyards, both in the United States and internationally, including Singapore and China.

Based upon the economic analysis of these projects, including the amount of work that can be performed in foreign shipyards, with the approval of the US Coast Guard, we plan to be able to do a retrofit concurrent with the regularly scheduled drydock period to reduce the total out-of-service time. Even in this scenario, it’s expected the vessel will be out of service six to seven months, although such off-hire time may be minimized, assuming we were able to obtain a cargo in conjunction with steaming to or from the shipyard facility.

I would like to turn over the call to Al Bergeron, our CFO. Al?

Al Bergeron: Thanks Joe. I’d now like to take the opportunity to review our fourth quarter financial results. Revenue for the quarter ended December 31, 2006 increased by $4.7 million, to $36.8 million, from $32.1 million in the same period last year. The increase was attributable to the addition of the Sea Venture, which the partnership placed into service in June 2006 and an increase in vessel utilization due to a reduction off-hire days related to regulatory drydocks.

During the fourth quarter of 2006, the partnership recorded a net loss of approximately $900,000 compared to net income of $1.1 million for the same period last year. The loss is principally attributable to an increase in interest expense, net of interest income, of $3.0 million, which was partially offset by an increase in operating income of approximately $900,000. Net interest expense increased due to higher interest rates and borrowings relative to the financing of our new build program.

EBITDA, or earnings before interest, tax, depreciation and amortization, increased by $2.1 million, to $11.7 million for the quarter ended December 31, 2006. There were two primary reasons. First, the addition of the Houston during the fourth quarter of 2005 and the Sea Venture during the second quarter of 2006, together contributed an additional $1.2 million of EBITDA.

Second, reduced off-hire for the drydockings of the Chemical Pioneer and the ITB Mobile in the fourth quarter of 2006 compared to the drydockings of the ITB Jacksonville and ITB New York in the fourth quarter of 2005, added an additional $600,000 of EBITDA.

General and administrative expenses for the three months ended December 31, 2006 were $3.8 million compared to $3 million for the same quarter last year. The increase was primarily due to expenses incurred by the joint venture and increased staffing costs incurred to support its new build program.

Distributable cash flow, or DCF, was $9.5 million for the quarter ended December 31, 2006, which equates to approximately 1.14 times the cash distribution declared in respect to the period of $8.4 million. For the full year 2006, DCF was $37.9 million, with a distribution coverage ratio of approximately 1.20.

Our cash distribution for the fourth quarter of 2006 as declared by the Board of Directors will be $8.4 million, or $0.45 per unit. The distribution is payable on February 15, 2007 to unitholders on record on February 12, 2007. At this time I’d like to turn the call back over to Mike, our moderator, for questions.

QUESTION AND ANSWER SESSION

Operator: Thank you sir. [OPERATOR INSTRUCTIONS]. And the first question comes from the line of John Parker with Jefferies and Company. Please proceed.

John Parker: Hi guys. I’m wondering, I think you may have touched on this but I missed the call for a second. SG&A’s creeping up. Is that the thing you said is related to the oversight of the capital program?

Al Bergeron: Yes, the increase in G&A is primarily related to our interest in the JV.

John Parker: Okay. And for modeling purposes in ‘07, you think the fourth quarter level was probably what it will run at for next year, for this year?

Al Bergeron: Yes, if you look at the fourth quarter, looking at G&A offset by the minority interest --

John Parker: Okay.

Al Bergeron:  -- That net is really what you’d be looking at on a run rate basis.

John Parker: Okay. Do you have any figures, you can give them to me later if you don’t have them now, on the capitalized interest for the quarter.

Al Bergeron: Yes, for the quarter, the total interest expense was $9.8 million. We capitalized $2.2 million and we had a P&L effect of  $7.6 million.

John Parker: Okay. Now I’m wondering, I can’t quite figure out why the payments to Hess are swinging so much from the third quarter to the fourth quarter. Can you give me any color on that?

Al Bergeron: That’s really just a function of rates.

John Parker: Okay

Al Bergeron: Just based upon where the rates are.

John Parker: So the rates you were earning on the ITBs were a little bit lower in the fourth quarter?

Al Bergeron: Yes.

John Parker: Okay.

Paul Gridley: For the year as a whole, John, we paid money back to Hess and --

Al Bergeron: $400,000

Paul Gridley: -- we therefore are above the support rates for the year.

John Parker: Yes, yes.

Al Bergeron: Yes, we paid them back $484,000 on an annual basis.

John Parker: Yes.

Al Bergeron: And we anticipate that we’ll be in a payback position as well next year.

Paul Gridley:  Correct.

John Parker: Okay. On the first product tanker fixing, I’m just curious if you can give us any more details on that. Also, interested if the price changes or the purchase price changes, as per the market, do you have the ability to change the charter rates with the changing price in the tanker?

Joe Gehegan: The first -- this is Joe Gehegan -- the first tanker is going to be delivered in first quarter, actually second quarter of 2009. And it’s a seven year charter with options for three additional years. And, there’s escalation built into the charter rates for each subsequent year after the first year.

John Parker: Okay. You mean you can -- it’s a seven year charter but there’s escalation terms for each of the seven, the six preceding years?

Joe Gehegan: That’s correct. For years two through seven, there’s escalation as well as escalation in the option years also.

John Parker: Okay, there’s a three year option after the seven year.

Joe Gehegan: Three one-year options.

John Parker: Three plus one, okay. I guess, the other question I have is, you’re really not sure how much that tanker is going to cost because it’s going to be driven by the market conditions when it is delivered.

Paul Gridley: No, it’s -- this is Paul Gridley -- how you doing?

John Parker: Hi.

Paul Gridley: It really, the purchase price out of the joint venture, as we’ve said in our prior disclosures, is at a specified price. So, it really doesn’t depend on market conditions. There’s a contract in place with NASSCO, which is a fixed price contract with some variablized elements that have to do with things like a labor cost index and so forth. We’ve undertaken a hedging program to hedge some of those costs. So, in effect, it’s a fixed price contract with a slight escalation component. Really, it’s not going to change with market conditions of the charter market.

John Parker: Okay. I thought there was an appraisal clause too, where as if the vessel was appraised at a certain level that was not in range with your agreed to price, that --?

Paul Gridley: It’s sort of a subject two clause. That’s sort of a backstop check, that the specified price, and if the specified price is within a range of fairness, the specified price rules.

John Parker: Okay. Any updates on marketing of the other tankers and the ATBs?

Joe Gehegan: Well, we are actively, I mean Paul indicated to you in case of the ATBs, the second ATB --

Paul Gridley: Yes, the new tankers or the ATBs?

Joe Gehegan: He said both.

John Parker: Both

Joe Gehegan: In the case of the ATBs, as Paul indicated to you, the second ATB, or the first one being delivered from Manitowoc and Eastern Shipbuilding, is on a long term charter now. It has been fixed on a long term charter and we’re actively pursuing other major oil companies for charters on the remaining two or three ATBs. As far as the, as far as the product carriers are concerned, there is an option now that BP has for a second unit, which could be delivered in 2010. And we’re actively, currently active in participating in RFPs with the government as well as other major oil companies.

John Parker: Okay. That’s helpful, thanks. And then finally, for 2007, for purposes of DCF calculations, do you have any idea what the maintenance CapEx will be?

Paul Gridley: Yes, we can give you that, just hang on one second.

John Parker: All right, if you want to, I’ll withdraw and you can get that to me later.

Joe Gehegan: Yes. Actually, I believe the maintenance CapEx number we’re going to take up a little bit, John, because of the increase cost in drydocks. And, I believe it’s going to be right around $20 million.

John Parker: For the year.

Joe Gehegan: Yes.

Paul Gridley: Yes.

John Parker: Great. Thanks a lot, guys.

Paul Gridley: Thank you.

Operator: And our next question comes from the line of Tom McKay with Simplon Partners. Please proceed.

Tom McKay: Good afternoon.

Paul Gridley: Afternoon, Tom.

Tom McKay: Could you give us an idea of what sort of EBITDA generation the new ATB will provide under its charter? And then the same question for the first of the new product tankers.

Paul Gridley, Yes, this is Paul Gridley, I’d be happy to do that. The EBITDA generation for the ATB that’s being delivered in April, it’s going into our chemical trade. And, we believe that it will be between about $9 and $10 million of EBITDA per annum.

The -- that’s variablized somewhat because there’s a spot market component to that. So, I think, probably a conservative number is the $9 million area, but it could range higher, up towards $10 million, if we’re successful in getting some opportunistic backhauls on the vessel.

Tom McKay: Okay, and then how about the first product tanker?

Paul Gridley: The first product tanker is, I’ve got to be a little bit careful here because it’s a confidential rate fix here, but I think it’s generally accurate to say that it’s in the sort of, in the low or mid-50s per day.

Tom McKay: No, but I was --

Al Bergeron:  The way to look at EBITDA is really two components. The generation of EBITDA again, this vessel is not going to be delivered until 2009 and we want to be careful in projections. But, some base case models, you would see that the EBITDA would probably be in the $15 million range. What we would be looking at doing is a sale/leaseback. Which would affect that $15 million EBITDA, depending on pricing on leasing. So, I apologize if I’m not giving you all that much information. But right now, that’s the best we can do.

Tom McKay: That’s great. Thanks very much.

Operator: And the next question comes from the line of Todd Morgan with CIBC World Markets. Please proceed.

Todd Morgan: Good afternoon, thank you. You’ve talked a little bit about retrofitting some of the ITBs. And, looking at the CapEx plans that you’ve -- the drydocking schedules you’ve laid out, I think those would really not be occurring before say, 2010. Is that the right kind of way to think about it?

Paul Gridley:  Well, we actually have, and we have not made a final decision on this project, as we indicated. But, in terms of the -- but we are optimistic about the project and as we said, we’ll be keeping our unitholders posted as we progress with this. I think we’ll probably on our next conference call, have gone further down the road with the project, and might have a much better idea of when and how many vessels we intend to do. But, we do have two scheduled drydockings in late 2007, of ITBs. One is, I believe, in August – September schedule, ‘07. The other is very end of the year, November – December range.

We have a little bit of flexibility in timing of these. But, those are generally the ranges. And, you are correct in saying that the next four ITBs will be scheduled in, two in 2010 and two in 2011. But what we would be looking to do, is get a master contract, with a shipyard that we would choose and qualify, so that we would effectively have the ability to do those at a known price at the time that the regulatory drydock came up.

Todd Morgan: Okay. I guess it’s helpful to provide that background, but it doesn’t  -- I was thinking that the drydocking schedule for this year would be too quick for you to consider --?

Paul Gridley: No, it’s not. The, we believe, and again this is not completely known entity here. Because we do have a regulatory process to go through as well as a vetting process with the shipyards. But we certainly believe for the last drydocking of ‘07, the timing is fine and as to the one that’s in the later summer, Joe, you have a comment on that?

Joe Gehegan: I think, based on how long it takes to regulatory approval on this, go out to bids as Paul indicated and call the shipyards and select someone. I think the best candidate, if we do decide to do this, would be the vessel drydocks at the end, at the very end of 2007, last quarter of 2007.

Todd Morgan: Okay, that’s helpful, to make sense. And similarly, as you go through the economic analysis for doing all this, just from the tone of your comments, it sounds like, if sort of the numbers come out the way you seem to be thinking about them, this would be a accretive event for you. Can you give me a sense of how you view the sort of demand that would be down the road here, given that you in fact are obviously building a lot of ships? Some of your competitors are building a lot of ships and you’re trying to now retrofit ships instead of taking them out of service. How does that really affect the supply side for Jones Act vessels?

Paul Gridley: That’s a good question and our response to this is that we think that there’s effectively a two tier market in the United States Jones Act market. There are some companies, BP among them, that have basically a very firm policy of obtaining new ships, both for their foreign needs and their domestic needs. And we expect other major, some other major oil companies to adopt similar standards.

There are other companies that we believe, based on our market knowledge and intelligence that will be pleased with a vessel that is fully in compliance with OPA 90, that’s been maintained in excellent condition and meets their barrel carrying capacity needs and is operated by a responsible operator.

So, obviously there’s going to be a rate differential here, and we believe that given the cost of the retrofit and the cost that will be required for us to maintain these vessels in outstanding condition, we believe this would be an accretive transaction, were we to charter these. And we do believe that one size doesn’t fit all in this marketplace.

Todd Morgan: Okay. And this last question in on the same [subject] again. My assumption is, the costs here would be somewhat material and I don’t know if you’ve given any thought to how you might at this point, contemplate financing that. Would you have, in other words, a contract in hand against which you could try and finance that --?

Paul Gridley: We would expect to, and we are some discussions, obviously at this point with potential charters. And, we’re reasonably optimistic that we would obtain contracts that advance, charters in advance for these units, once they came back from being double hulled. As to the cost, clearly we have a drydock cost reserve for our normal drydock and based on -- we think there’s very few ships in the United States Jones Act that would be candidates for retrofitting. One of our competitors is retrofitting two vessels right now. We think all six of our candidates are potential candidates for retrofitting. And, we think that’s basically it.

The reason being that many ships are not candidates, either because they have an obsolete engine plant, that is the engine’s steam or something like that. Or, more importantly, the cubic capacity would be too small, once an internal double hull was inserted.

We have the largest cubic carrying capacity in the US product tanker fleet. We have a current barrel carrying capacity of 360,000 barrels. So, even allowing for some shrinkage in the barrel carrying capacity of the vessel, we still expect to have a very economic lift for our customers when the vessel has been retrofitted. So, we think the whole project is a good project for the partnership to be looking at very seriously.

Todd Morgan: Good. Well, thank you very much.

Paul Gridley: You’re very welcome.

Operator: And the next question comes from the line of Ted Gardner with Raymond James. Please proceed.

Ted Gardner: Good afternoon gentlemen.

Paul Gridley: Good afternoon Ted.

Ted Gardner: A couple quick questions for you. I know you talked a little bit about the first ATB that looks like it will be delivered in April. Is that correct?

Paul Gridley: Yes, that’s what we’re anticipating, late April.

Ted Gardner: Okay, and then the second and third vessels, I know previously I believe you said it would be third and fourth quarter of ‘08. Are those still scheduled for that timeframe?

Joe Gehegan: August and November, Ted.

Ted Gardner: August and November?

Joe Gehegan: Of  ‘08, right.

Ted Gardner: Okay. And then secondly, on the, just so I understand what’s going on mechanically in the interest expense line, I believe Al said that total cash interest was about $9.8 million and then you capitalized $2.2 million. That $2.2 million portion is from those ATBs right? From the three ATBs that are under construction? And that, and so no portion of that -- or I guess the part that’s being added back in the distributable cash flow is just attributed to the JV vessels, right?

Al Bergeron: Now the distribution is related to the -- the add-back is the distribution that’s related to the JV vessels. That’s what’s being added back to DCF as it relates to the JV. The additional capitalized interest is the interest expense on borrowing that money in advance that we escrowed for the ATBs.

Ted Gardner: Okay.

Al Bergeron: If you’d like me to walk you through that in more detail, feel free to give me a call.

Ted Gardner: Will do. Appreciate guys.

Al Bergeron: Thanks Ted.

Operator: And the next question comes from the line of John Tysseland with Citigroup. Please proceed.

John Tysseland: Hi guys.

Paul Gridley: Hi, John.

John Tysseland:  Real quick, have you guys executed the options to build the fifth ATB?

Paul Gridley: No, not as yet. We basically have an option actually to cancel the fifth ATB is technically the way it works. And, we’re evaluating both financing alternatives for that as well as possible rejiggering of the contract to allow us more time to make that decision. That would obviously also be a conversation that would involve our banks.

As we’ve said before in this call, we remain very constructive and optimistic about the demand for the ATB project. As we announced, we chartered another one of these in the fourth quarter of last year. And, we’re seeing very good interest from our customers in this project.  So, obviously we are committed  to living within our covenants and maintaining reasonable leverage ratios, the same time we’re looking at financing possibilities that will -- we’ll make a decision  probably in the next, I’d say two months about which way we’re going to go with this.

John Tysseland: Your last deadline was in November, right? And then your next deadline, I believe it’s in -- is it June or July?

Paul Gridley: June. June 19th.

John Tysseland:  Okay. And then, in order to extend that you would have to pay, what is it, $5 million and then it’s $7 million coming up?

Paul Gridley: There are payments that would be needed to, if we were just to proceed with the fifth ATB, totaling around $5 million, I think, for the rest of this year. But, we would, again, we’ve had a very cooperative relationship with the Manitowoc, with both yards actually, and they have worked with us very well in the past. And we’re going to be talking to them about making some adjustments to that payment schedule. And also talking too, looking at the best way to financing it.

John Tysseland: Okay. And then the, when you look at your ATB that’s getting delivered in April, end of April, are you still thinking about doing, executing a sale/leaseback on that. How’s the contracts in and around that ATB, how are those structured?

Al Bergeron: Yes, the contracts on that ATB are a little more complicated than let’s say our second ATB, which is just one customer.

John Tysseland: You have contracts with multiple customers on the first one.

Al Bergeron: That’s exactly right. Still think it lends itself to being able to go through with the sale/leaseback. Our initial evaluation of it shows that it can be done, it is a little bit more expensive. We will look at that option, but right now I think we’re going to try and work on some of the other avenues that Paul mentioned. Working with the yard and talking to our lender.

John Tysseland: So, is that --?

Al Bergeron: It hasn’t been ruled out, to answer your question. We’re looking at all options right now.

John Tysseland: Okay. Is it a situation where you feel like you have to do a sale/leaseback or is it more or less one of those things where you’d like to do it if the price is right?

Al Bergeron: I think our first preference would be to see if we could finance the vessel without doing a sale/leaseback.

John Tysseland: Okay.

Paul Gridley: It’s a very profitable vessel. It shows good accretion and it’s in our chemical trade and we like to maintain maximum flexibility to interchange our chemical units. So, from an operational point of view, we’d have a marginal preference to keep that free.

John Tysseland: When you say good accretion, does that mean you consider raising your distribution or is that something you’re still going to roll back in to do your new build projects?

Paul Gridley: Well, as we’ve said publicly before, John, we are always under -- have a dividend under review. And, we have no covenants in our bank -- in our bank facilities prohibit us from doing so. So, we’re going to keep that matter under review, and I don’t want to, I can’t really comment any further on it except to say that it’s going to be kept under review.

John Tysseland: Fair enough.

Al Bergeron: And John, just on another note, as far as the sale/leaseback is concerned; the group here feels pretty strongly that these vessels are going to appreciate in value. So, our first goal here is to really try and finance the vessel without giving up that appreciation in sale/leaseback.

John Tysseland:  Okay. The last question, when you -- has there been any movement on the, I guess, the preliminary advice that you received from the Coast Guard stating that the aggregate weight of steel that you could add in an ITB conversion and overseas shipyards, that they would not consider it -- it’d rule it out as Jones Act vessel. Have you gotten any kind of movement on them or any kind of opinion where you think that is not, you’d get a more favorable opinion back from them? Has that changed as all?

Joe Gehegan: John, no. We’ve been in discussions with the Coast Guard. We’ve had several letters before them. Our current one is in line with our last discussions with the Coast Guard. We expect that to be a favorable reply from the Coast Guard concerning that.

Paul Gridley: Yes, John. I think that there may have been a little confusion in one of our disclosures where we said that we had received an unfavorable ruling from the Coast Guard. That was only on a request for a clarification that we put in as to whether we could consider both barge and the tug weight in the denominator of that calculation, or whether it was just the barge weight. The Coast Guard said we had to consider just the barge, as the denominator in terms of considering what that fraction was, of new steel added to existing vessel weight. But, even if you use just the barge as the denominator, the barge weight, we’re still optimistic that we’re within the Coast Guard’s accepted and demonstrated parameters for conversion in a foreign yard.

John Tysseland; So, when it says in your filings, when it says you’ve appealed the decision, but at this point it’s not, it hasn’t been reversed. Is that, has that language changed then?

Joe Gehegan: No, I think what Paul is saying to you, what we appealed was the decision not to include the tug and barge together as a single unit to combine weight to use it as the denominator to allow to put in more steel as a percentage of that denominator. So, we’ve now gone back to them and gave them a proposal for using just the scale weight of the barge alone. And that’s what we’re waiting for right now, to get that approved.

Paul Gridley: The Coast Guard has in the past approved -- they have the ability to approve additions of steel in a foreign yard, up to 10% of the total steel weight of whatever entity it is that they say they’re weighing.

So, really, we were just out there with the Coast Guard trying to confirm whether it was the full unit of the tug and the barge, which obviously we would have preferred, or just the barge alone. We have had, we’ve ceded the point to them and said, okay, we’re just going to use the barge as the vessel weight, the denominator of that fraction. The numerator is the amount of steel that you would add, we’re looking to add to the vessel. We still believe we’re below 10% using the barge only in that calculation. And, they’ve issued a letter to one of our competitors approving a double hulling at a range that is in a similar range to ours. So, we feel fairly optimistic that they’ll follow precedent and allow us to do this conversion in a foreign shipyard.

John Tysseland; Okay. So, I mean there is possibility that the language in your filings could change once you get this new ruling.

Paul Gridley: Yes, we met with the Coast Guard; we believe they understand our situation, that we’re not going to push the issue of the tug versus the tug and barge. We’ve accepted their use of the barge weight. We’ve changed our drawings a little bit to try to accommodate their concerns.

And we believe that we have a very viable economic unit that is within their parameters just using the barge as the denominator of that calculation.

John Tysseland: Okay, fair enough. Thanks guys. Appreciate it.

Paul Gridley: You’re welcome. Thank you.

Operator: [OPERATOR INSTRUCTIONS]. And the next question comes from the line of Carlos Matta with Chamco. Please proceed.

Carlos Matta: Okay, how are today?

Paul Gridley: Carlos, how you doing?

Carlos Matta: Good. Fairly quickly here. How many ships you expect to drydock next year.

Paul Gridley: Two.

Carlos Matta: Two?

Paul Gridley: Two ITBs.

Carlos Matta: That $20 million figure that you threw out a while ago seems kind of high to me.

Al Bergeron: What that is, is each of the drydocks that Joe referred to are approximately $5 million apiece. Paul Gridley came out and said that the range is between $4 and $6 million. So, the actual cash costs are right around $10 to $11 million. The number that I threw out, the $20 million number is the deduct or the hold back from distributable cash. Which what that does, it takes into consideration the cycle of drydocks.

For instance, this year we had a heavy drydock. Next year is a light drydock. That’s the average, there’s two components that make up that $20 million. It’s approximately $13 million or $14 million in drydock accrual as well as a $7 million deduct for CapEx replacement, which is money that’s set aside to replace the ITB fleet at its OPA 90 date.

Carlos Matta: Okay. Great. Now refresh my memory a little bit. The $4.5 million that you get from joint venture, was that a one time fee or is it a yearly fee?

Al Bergeron: Yes, the $4.5 million was a one time fee for introducing the transaction. But there will be a stream of fees that come off for us overseeing the vessel’s construction.

Carlos Matta: Great,  I remember that. I just wasn’t sure if that $4.5 was --?

Al Bergeron: And nearly [inaudible - background noise] magnitude, but we think that that will be in for ‘07 in a range between $400,000 and $600,000.

Carlos Matta: Okay, great. Thank you guys.

Paul Gridley: You’re very welcome.

Operator: And the next question comes from the line of Chris Gault with Lehman Brothers. Please proceed.

Chris Gault: Hi guys. Related to this drydocks as well. How many days do you think the ships are going to be, I guess, off line for those drydocks next year? Is it about 120 in total then?

Joe Gehegan: I would say that’s very close, Chris. If you look at the two this year, the ITBs, they ran about 61 days each. Now, that would be if we don’t do retrofits.

Chris Gault: Right

Joe Gehegan: If we do do the retrofit in combination with them, it’ll be longer. I don’t think we’re prepared to say exactly how long, but it would be at least double that if not maybe a month more.

Chris Gault: Okay. And how much would those retrofits cost. Is there any kind of ball park estimate on what a retrofit and drydock would cost, in total?

Joe Gehegan: It’s going to be within the $25 million that we originally stated.

Al Bergeron: It could be lower than that.

Joe Gehegan: I said it’s within the budget.

Paul Gridley: I think that since we did, since we stated that number, we’ve done some additional research and analysis. We’ve did do some preliminary bids and it’s probably going to be done in China, most likely. And I can’t -- I don’t want to give out a number that we have yet, because we have some preliminary numbers, but they’re not completely vetted. But I will say that we understand that our competitor is double-hulling a similar vessel in China for about $6 million. Now that’s just the cost of the retrofit itself. It doesn’t include getting over there and getting back. There is a possibility of cargoes over and back, depending on the timing of the voyage.

So, the off-hire is a factor, clearly. There’s the regular routine drydocking work that needs to be done. There’s the retrofit and then there’s the cost of getting the vessel to and fro, but I would say that something in the mid-teens is not unreasonable. But that’s a very rough number.

Chris Gault: Okay.

Al Bergeron: Yes, and just to further elaborate on that, when Joe was referring to the $25 million. I think the $25 million was set aside, assuming we couldn’t match up the retrofit with the vessel’s drydock. We think that there’s a lot of opportunity when matching the two up, which would significantly drop the cost down, as well as do the regular maintenance scheduled.

Paul Gridley: Correct. Absolutely right.

Chris Gault: Okay. And if you did go the retrofit route, would that impact your decision on whether or not to sale/leaseback a ship just because it feels like credit situation might be tight at that point, if you’re trying to outlay additional money for retrofit.

Paul Gridley: We see the retrofit as being obviously very positive for the partnership, and that it would at least have the potential of greatly prolonging the life of all the vessels in the partnership. So, what we would expect to do, as I said earlier in this call we would certainly look to get a long term charter in connection with a retrofitted vessel. And, we would expect to work with our banks and financial sources to look at appropriate financing availability for that project.

I think it would be very positive for the partnership and we’d like to be able to do it. That’s one of the reasons we did the product tanker deal off balance sheet because we want to be very conscious that what’s on the balance sheet of the partnership also needs to be life extended if it can be.

Chris Gault: Okay. And just one last quick question. There’s no change to the estimates in the ATB construction costs going out?

Paul Gridley: No. Not material. We have a fixed price construction contract with Manitowoc and Eastern respectively. And, we have started implementing those contracts, everything is on schedule with those contracts. And as far as the barge to be delivered this spring, we refer in our public filings to there is some extra cost attendant on the launch of the vessel because the shipyard we originally contracted with was unable to launch it.

There may be some claims in association with that, which is also in our public filing. But, basically we’re happy with this point with the progress of the construction of the tug and the barge. And, we’re anticipating delivery in late April.

Chris Gault: Okay, thanks guys.

Paul Gridley: You’re very welcome.

Operator: Gentleman, currently no other questions.

Paul Gridley: Well, thank you very much. We appreciate everyone getting on the call and we look forward to talking with you at the -- at our second quarter earnings call in May. Thank you very much.

Operator: Ladies and gentlemen, this does conclude the presentation. You may now disconnect. Thank you very much.